Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

Melinda A. Janik

Chief Financial Officer

Tel: +1-585-598-0031

Mark Maring

Investor Relations

Tel: +1-585-598-6874

GateHouse Media Announces Fourth Quarter & Full Year 2009 Results

Fourth Quarter and Full Year 2009 Highlights

•	Reported revenues for the fourth quarter were $150.2 million, down 10.3% from the prior year quarter. Full year reported revenues were $585.0 million, a decrease of 13.8% from the prior year.

•	Reported operating costs and SG&A expense decreased $17.1 million or 12.3% for the fourth quarter and $68.0 million or 12.0% for the full year.

•

Reported net loss for the fourth quarter and full year was $4.3 million and $530.6 million, respectively. The full year net loss includes $481.4 million of non-cash impairment charges recorded in the second quarter to goodwill, mastheads and other long-lived assets.

•	As Adjusted EBITDA was $29.3 million and $91.0 million for the fourth quarter and full year, respectively; down 4.4% and 30.7% from the comparable prior year periods.

•

In the fourth quarter, Levered Free Cash Flow per share increased 50% to $0.24 versus $0.16 for the prior year quarter. Levered Free Cash Flow per share for the full year was $0.35, compared to $0.59 for the prior year.

FAIRPORT, NY. March 4, 2010—GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (OTC Pink Sheets: GHSE) today reported financial results for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter 2009

Total reported revenues were $150.2 million for the fourth quarter, a decline of 10.3% over the prior year. As Adjusted Revenues for the quarter were $149.6 million, a decline of 10.5% on a same-store basis. The decline in same-store revenue was driven primarily by print local and classified advertising categories, which were down 10.2% and 16.6%, respectively. Circulation revenues declined 3.6% for the quarter on a same-store basis. Commercial printing and other revenues declined 23.1% in the quarter on a same-store basis.

Reported operating costs and SG&A expense were $121.5 million, a decline of $17.1 million or 12.3% from the prior year. Same-store operating costs and SG&A expense declined by 11.7% in the quarter, led primarily by declines in compensation and newsprint. The decrease in compensation expense reflects permanent cost reduction initiatives. In addition, declines in newsprint pricing and consumption contributed to a 39.0% reduction in newsprint expense. Although newsprint prices have begun to increase, the Company anticipates it will continue to benefit from year over year price declines during the first quarter of 2010.

Reported operating income for the quarter was $16.1 million, an increase of 50.8% over the prior year quarter, excluding impairment charges. As Adjusted EBITDA for the quarter was $29.3 million, a decline of $1.6 million or 5.3% on a same-store basis from the prior year. The minor decline in As Adjusted EBITDA was primarily due to the decline in revenue which was offset by expense reduction initiatives.

Levered Free Cash Flow for the quarter was $13.7 million compared with $9.4 million for the prior year, a 46.8% increase.

Non-cash compensation expense for Restricted Stock Grants in the fourth quarter was $0.7 million.

One-time costs incurred and other non-cash expenses in the quarter were $1.6 million, and related primarily to reorganization and expense control initiatives introduced to realize permanent expense savings.

Commenting on GateHouse Media’s results, Michael E. Reed, GateHouse Media’s Chief Executive Officer, said, “As the economy began to stabilize throughout the year, we experienced continued improvement in our year over year revenue trends. Our fourth quarter same-store revenue declines were 10.5% compared to 14.9% in the third quarter. This trend has continued into our first quarter.

“We continue to focus on permanent cost reduction initiatives. These programs were a significant contributor to a 10.7% expense decline in 2009, driven by an 11.0% decline in compensation expense. We are in the process of implementing additional cost saving initiatives in order to better align our overall cost structure with current revenue trends.

“The improvement in revenue trends and our cost saving initiatives, combined with controlled capital spending, have resulted in improved cash flow and liquidity. Our Levered Free Cash Flow per share increased from $0.19 in the third quarter to $0.24 in the fourth quarter, and represented a fifty percent increase from fourth quarter 2008. We have significantly improved our working capital position over the course of 2009, which positions us well going into 2010.”

Full Year 2009

Total reported revenues were $585.0 million for the full year 2009, a decrease of 13.8% over the prior year. As Adjusted Revenues for the full year 2009 were $582.4 million, a decline of 14.2% on a same-store basis from the prior year. The decline in same-store revenue was driven primarily by the local advertising and print classified categories, which were down 12.1% and 29.5%, respectively, on a year over year basis. Circulation revenues decreased 2.8% on a same-store basis benefiting from price increases as volumes declined slightly. Commercial printing and other revenues were down 19.6% for the year on a same-store basis.

Full year 2009 reported operating costs and SG&A expense declined $68.0 million or 12.0% compared to the prior year. Same-store operating costs and SG&A expenses declined by 10.7%, driven by an 11.0% decline in compensation expense. Expense declines in 2009 reflect permanent cost reduction initiatives implemented primarily in the first half of the year. In addition, declines in newsprint pricing and consumption resulted in a 23.4% reduction in newsprint expense.

Reported operating loss for the full year 2009 was $454.5 million. Excluding the impairment charge associated with goodwill, mastheads and other long-lived assets recorded in the second quarter, operating income in 2009 was $26.9 million, compared to $32.9 million in 2008. As Adjusted EBITDA for the year was $91.0 million, a decrease of $37.5 million or 29.2% on a same-store basis, primarily due to the loss of revenue partially offset by expense reduction initiatives.

Levered Free Cash Flow for the full year 2009 was $20.1 million compared to $33.8 million in 2008.

Non-cash compensation expense for Restricted Stock Grants was $3.4 million for the year.

One-time costs incurred and other non-cash expenses in 2009 were $6.0 million, and related primarily to reorganization and expense control initiatives to realize permanent expense savings.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 87 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues, and Levered Free Cash Flow, non-GAAP financial measures, as set forth below. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

The Company defines Adjusted EBITDA as income (loss) from continuing operations before interest, income tax expense (benefit), depreciation and amortization and other non-recurring or non-cash items. The Company defines As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines As Adjusted Revenues as total revenues plus revenues of discontinued operations less revenues from non-wholly owned subsidiaries. The Company defines Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on its day-to-day operations;

•

Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance; and

•	Indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA, As Adjusted Revenues and Levered Free Cash Flow are some of the metrics used by senior management and the Board of Directors to review the financial performance of the business on a monthly basis. In addition, GateHouse Media’s management utilizes these metrics to evaluate the Company’s performance, along with other criteria, to determine the funds available for paying the quarterly dividend.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues, expense reduction efforts and potential acquisition and sale opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the condition of the economy and the credit markets generally, the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt, the Company’s ability to close on a timely basis upon announced or contemplated transactions, unexpected liabilities arising from any transaction or that the Company will not receive the expected benefits from the transaction, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, a portion of the Company’s workforce being unionized, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its most recent Annual Report on Form 10-K filed with the SEC under Commission File Number 001-33091. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended December 31, 2009		Three months ended December 31, 2008	Twelve months ended December 31, 2009		Twelve months ended December 31, 2008

Revenues:
Advertising	$106,839		$120,608	$409,725		$492,557
Circulation	35,276		36,453	142,023		145,653
Commercial printing and other	8,102		10,493	33,290		40,841

Total revenues	150,217		167,554	585,038		679,051
Operating costs and expenses:
Operating costs	81,191		96,112	335,602		382,333
Selling, general, and administrative	40,306		42,451	165,160		186,409
Depreciation and amortization	11,978		16,675	55,752		69,913
Integration and reorganization costs	598		1,481	2,029		7,113
Impairment of long-lived assets	—		21,083	206,089		123,717
(Gain) loss on sale of assets	1		127	(418)		337
Goodwill and mastheads impairment	—		154,989	275,310		488,543

Operating income (loss)	16,143		(165,364)	(454,486)		(579,314)
Interest expense	15,418		19,410	64,631		88,630
Amortization of deferred financing costs	340		340	1,360		1,845
Gain on early extinguishment of debt	—		—	(7,538)		—
Unrealized loss on derivative instrument	3,207		4,593	12,672		10,119
Other (income) expense	931		(52)	1,394		(59)

Loss from continuing operations before income taxes	(3,753)		(189,655)	(527,005)		(679,849)
Income tax expense (benefit)	34		(7,617)	342		(21,139)

Loss from continuing operations	(3,787)		(182,038)	(527,347)		(658,710)
Loss from discontinued operations, net of income taxes	(487	) (a)	(722)	(3,265	) (a)	(14,596)

Net loss	$(4,274)		$(182,760)	$(530,612)		$(673,306)
Net loss attributable to noncontrolling interest	$174		$—	$510		$—

Net loss attributable to GateHouse Media	$(4,100)		$(182,760)	$(530,102)		$(673,306)

Loss per share:
Basic and diluted:
Loss from continuing operations attributable to GateHouse Media	$(0.06)		$(3.19)	$(9.18)		$(11.54)
Loss from discontinued operations, attributable to GateHouse Media, net of income taxes	$(0.01)		(0.01)	$(0.06)		$(0.26)

Net loss attributable to GateHouse Media	$(0.07)		$(3.20)	$(9.24)		$(11.80)

Dividends declared per share	$—		$—	$—		$0.20
Basic weighted average shares outstanding	57,506,651		57,129,132	57,412,401		57,058,454

Diluted weighted average shares outstanding	57,506,651		57,129,132	57,412,401		57,058,454

(a)	Included in income from discontinued operations, net of taxes are total revenues of $55 for the three months ended December 31, 2009 primarily related to Albany, MO and Western Printers, MN and $1,026 for the twelve months ended December 31, 2009 primarily from Derby, KS, Charles City, IA, New Hampton, IA, Kansas City, KS on-line publication, Albany, MO, and Western Printers, MN.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$10,999	$11,744
Accounts receivable, net of allowance for doubtful accounts of $4,569 and $6,024 at December 31, 2009 and December 31, 2008, respectively	67,669	75,274
Inventory	7,049	10,790
Prepaid expenses	5,128	4,576
Other current assets	6,873	3,808

Total current assets	97,718	106,192
Property, plant, and equipment, net of accumulated depreciation of $81,493 and $57,400 at December 31, 2009 and December 31, 2008, respectively	171,572	194,401
Goodwill	14,343	261,332
Intangible assets, net of accumulated amortization of $130,472 and $100,132 at December 31, 2009 and December 31, 2008, respectively	295,731	565,033
Deferred financing costs, net	5,695	7,055
Other assets	5,442	2,489
Long-term assets held for sale	1,428	13,119

Total assets	$591,929	$1,149,621

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term liabilities	$14,369	$1,879
Short-term note payable	—	11,538
Short-term debt	8,000	17,000
Accounts payable	6,075	20,378
Accrued expenses	28,598	31,395
Accrued interest	3,235	7,895
Deferred revenue	27,826	28,444

Total current liabilities	88,103	118,529
Long-term liabilities:
Long-term debt	1,195,000	1,195,000
Long-term liabilities, less current portion	4,733	16,658
Derivative instruments	44,522	34,957
Pension and other postretirement benefit obligations	13,147	13,555

Total liabilities	1,345,505	1,378,699

Stockholders’ equity (deficit):
Common stock, $0.01 par value, 150,000,000 shares authorized at December 31 2009; 58,313,868 and 58,213,868 shares issued, and 58,104,009 and 58,020,693 outstanding at December 31, 2009 and December 31, 2008, respectively	568	568
Additional paid-in capital	829,009	825,580
Accumulated other comprehensive loss	(48,916)	(51,604)
Accumulated deficit	(1,533,421)	(1,003,319)
Treasury stock, at cost, 209,859 and 193,175 shares at December 31, 2009 and December 31, 2008, respectively	(306)	(303)

Total GateHouse Media stockholders’ deficit	(753,066)	(229,078)
Noncontrolling Interest	(510)	—

Total stockholders’ deficit	(753,576)	(229,078)

Total liabilities and stockholders’ deficit	$591,929	$1,149,621

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
Cash flows from operating activities:
Net loss	$(530,612)	$(673,306)	$(231,424)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	55,821	71,573	57,750
Amortization of deferred financing costs	1,360	1,845	2,101
Loss on derivative instrument	12,672	10,119	2,378
Non-cash compensation expense	3,429	3,555	4,687
Deferred income taxes	—	(21,348)	(32,154)
(Gain) loss on sale of assets	(418)	337	1,495
(Gain) loss on early extinguishment of debt	(7,538)	—	2,240
Pension and other postretirement benefit obligations	(782)	(1,499)	800
Non-cash interest expense	—	618	—
Impairment of long-lived assets	208,794	132,856	1,553
Goodwill and mastheads impairment	275,310	496,309	225,993
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	7,120	11,197	5,153
Inventory	3,704	(1,697)	2,138
Prepaid expenses	(596)	274	1,143
Other assets	(2,696)	(790)	(2,685)
Accounts payable	(14,303)	6,663	5,021
Accrued expenses	(3,001)	(7,033)	10,548
Accrued interest	(4,660)	(2,052)	7,589
Deferred revenue	(463)	(1,349)	(398)
Other long-term liabilities	717	(766)	(195)

Net cash provided by operating activities	3,858	25,506	63,733

Cash flows from investing activities:
Purchases of property, plant, and equipment	(2,476)	(9,704)	(8,602)
Proceeds from sale of publications and other assets	11,151	48,938	79,658
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	—	—	(154)
Acquisition of The Copley Press, Inc. Newspapers, net of cash acquired	—	(11)	(385,756)
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	—	—	(418,576)
Other acquisitions, net of cash acquired	(275)	(27,548)	(317,738)

Net cash provided by (used in) investing activities	8,400	11,675	(1,051,168)

Cash flows from financing activities:
Payment of debt issuance costs	—	(7)	(7,460)
Borrowings under term loans	—	19,505	1,534,757
Repayments of term loans	(9,000)	(22,547)	(897,757)
Repayments under short-term note payable	(4,000)	—	—
Borrowings under revolving credit facility	—	39,700	54,700
Repayments under revolving credit facility	—	(50,700)	(43,700)
Payment of offering costs	—	—	(1,374)
Issuance of common stock, net of underwriter’s discount	—	—	332,939
Purchase of treasury stock	(3)	(67)	(176)
Payment of dividends	—	(34,731)	(62,700)
Issuance of subsidiary preferred stock	—	11,500	—
Payment of subsidiary preferred stock issuance costs	—	(186)	—

Net cash provided by (used in) financing activities	(13,003)	(37,533)	909,229

Net decrease in cash and cash equivalents	(745)	(352)	(78,206)
Cash and cash equivalents at beginning of period	11,744	12,096	90,302

Cash and cash equivalents at end of period	$10,999	$11,744	$12,096

Supplemental disclosures on cash flow information:
Cash interest paid	$67,950	$89,677	$74,910
Cash income taxes paid	487	115	131
Note payable issued related to the acquisition of Morris Publishing Group	—	—	10,000

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008

Loss from continuing operations	$(3,787)	$(182,038)	$(527,347)	$(658,710)
Income tax expense (benefit)	34	(7,617)	342	(21,139)
Unrealized loss on derivative instrument (1)	3,207	4,593	12,672	10,119
Gain on early extinguishment of debt	—	—	(7,538)	—
Amortization of deferred financing costs	340	340	1,360	1,845
Write-off of financing costs	—	—	743	—
Interest expense	15,418	19,410	64,631	88,630
Impairment of long-lived assets	—	21,083	206,089	123,717
Depreciation and amortization	11,978	16,675	55,752	69,913
Goodwill and masthead impairment	—	154,989	275,310	488,543

Adjusted EBITDA from continuing operations	27,190	27,435	82,014	102,918
Non-cash compensation and other expense	2,141	4,126	8,635	18,198
Non-cash portion of postretirement benefits expense	(480)	(2,511)	(782)	(1,499)
Integration and reorganization costs	597	1,481	2,028	7,113
(Gain) loss on sale of assets	1	127	(418)	337
Income (loss) from discontinued operations	(142)	(16)	(472)	4,307

As Adjusted EBITDA	29,307	30,642	91,005	131,374
Net capital expenditures	(512)	(2,163)	(2,476)	(9,577)
Cash taxes	(22)	(47)	(487)	115
Interest paid	(15,027)	(19,069)	(67,950)	(88,158)

Levered Free Cash Flow	$13,746	$9,363	$20,092	$33,754

(1)	Non-cash loss on derivative instruments is related to interest rate swap agreements which are financing related and are excluded from Adjusted EBITDA.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

As Adjusted Revenues

(In thousands)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008

Total revenues from continuing operations	$150,217	$167,554	$585,038	$679,051
Revenues from discontinued operations	55	1,046	1,026	19,423
Revenues from non-wholly owned subsidiary	(683)	(633)	(3,630)	(3,364)

As Adjusted Revenues	$149,589	$167,967	$582,434	$695,110